Exhibit 10.5
FIRST AMENDMENT TO THE
FIRSTMERIT CORPORATION
AMENDED AND RESTATED 1999 STOCK PLAN
     This First Amendment (this “Amendment”) to the FirstMerit Corporation Amended and Restated 1999 Stock Plan (the “Plan”) is effective as of November 20, 2008.
     WHEREAS, FirstMerit Corporation (the “Company”) previously adopted the Plan; and
     WHEREAS, the Company desires to amend the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1. Section I.B. of the Plan is hereby amended by deleting the definition of “Fair Market Value” in its entirety and substituting the following therefor:
“Fair Market Value” shall mean with respect to a given day, the reported “closing price” of a share of Common Stock, or if there were no transactions in the Common Stock on such day, then the last preceding day on which transactions took place. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as is required by applicable laws or regulations.
2. Section II.D. of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, any adjustment pursuant to this Section shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.
3. The first sentence of Section II.G.1. of the Plan is hereby deleted in its entirety and the following is substituted therefor:
The option price per share of Non-Qualified Stock Options (“NQSOs”) shall be set by the Committee at the time of grant; provided, however, that the option price shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant.

4. Section II.H of the Plan is hereby amended by adding the following Section II.H.6. to the end thereof:
6. SECTION 409A OF THE CODE
All Dividend Units granted under the Plan were earned and vested within the meaning of Section 409A of the Code on or prior to December 31, 2004 and were distributed in accordance with the terms of the Plan. Consistent with the terms of the Plan, no Dividend Units have been granted after October 21, 2000.
5. Section III.D. of the Plan is hereby amended by adding the following to the end thereof:
Notwithstanding the foregoing, any adjustment pursuant to this Section shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.
6. Section V. of the Plan is hereby amended by adding the following Section V.E. to the end thereof:
E. Section 409A of the Code
It is intended that the Awards granted under the Plan be exempt from the application of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to any Participant. None of the Company, any Subsidiary, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

FIRSTMERIT CORPORATION

/s/ Christopher J. Maurer
Printed Name: Christopher J. Maurer
Its: Executive Vice President – H.R.